Exhibit 99.1

Investor Relations:	Media:
Cindy Ta Juniper Networks (408) 936-6131 cta@juniper.net	Danielle Hamel Juniper Networks (408) 936-7817 dhamel@juniper.net

JUNIPER NETWORKS APPOINTS RAMI RAHIM
CHIEF EXECUTIVE OFFICER

Shaygan Kheradpir to step down as chief executive officer and from board of directors, effective immediately

SUNNYVALE, Calif., Nov. 10, 2014 – Juniper Networks (NYSE:JNPR), the industry leader in network innovation, today announced that Rami Rahim has been named chief executive officer, effective immediately. Rahim has also been appointed to the board of directors.

Rahim, a 17-year Juniper Networks veteran, previously served as executive vice president and general manager, Juniper Development and Innovation. In this role, he has been responsible for driving innovation across the Company through the oversight of all research and development programs, strategy, development, and business growth across the portfolio of routing, switching, and security. He has also overseen the ongoing evolution of silicon technology and the Junos® operating system. Rahim started at Juniper as employee #32 and worked as an engineer on Juniper’s first product, the M40 core router. Rahim was also one of the original architects of the MX, Juniper’s flagship routing platform, and oversaw its exceptional growth.

The board of directors and the executive leadership team remain fully committed to the strategy and financial targets Juniper articulated at its October 30, 2014 Investor Day including the near- and long-term outlook the Company has recently disclosed.

“Rami is the right chief executive officer to lead Juniper,” said Scott Kriens, chairman of the board, Juniper Networks. “He is a talented leader who brings deep instincts about the networking industry, and enormous support from our employees and our customers. Rami has succeeded at every challenge he’s ever taken on at Juniper, and we couldn’t be more excited about his ability to lead this company.”

“I am honored to be asked to lead Juniper — a company I have dedicated 17 years of my career to — at such an important time in our history,” said Rahim. “Juniper employees have truly risen to the challenge this year and that has enabled us to make incredible progress in 2014, including sharpening our focus on the highest-growth segments of the market, optimizing our organizational structure and improving cost management. And we’ve accomplished this while readying our next wave of great products. I want to thank my talented colleagues around the world for their hard work and dedication. The management team and I remain committed to our strategy and are excited about the opportunities that lie ahead for Juniper.”

Shaygan Kheradpir has resigned as chief executive officer and director of the Company. His resignation follows a review by the board of directors of his leadership and his conduct in connection with a particular negotiation with a customer. The board and Kheradpir have different perspectives regarding these matters. The board’s review will not result in any adjustments to the Company’s financial statements.

To view Rahim’s complete biography, please visit http://www.juniper.net/us/en/company/leadership/.

Conference Call Details
Juniper will host a conference call Monday, November 10, 2014, at 2:15 pm (Pacific Standard Time) to discuss today’s announcement. The conference call will be broadcast live over the Internet at http://investor.juniper.net/investor-relations/default.aspx.

To participate via telephone in the US, the toll free dial-in number is 1-877-407-8033. Outside the US, dial +1-201-689-8033. Please call 10 minutes prior to the scheduled conference call time. The webcast replay will be archived on the Juniper Networks website.

About Juniper Networks
Juniper Networks (NYSE: JNPR) delivers innovation across routing, switching and security. From the network core down to consumer devices, Juniper Networks’ innovations in software, silicon and systems transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Juniper Networks and Junos are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks and Junos logos are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

Safe Harbor
Statements in this release concerning Juniper Networks’ (i) business outlook, (ii) economic and market outlook, (iii) future strategy, (iv) future financial and operating results and targets, and (v) overall future prospects are forward-looking statements that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending and spending by communication service providers and major customers; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation settlements and resolutions; the potential impact of activities related to the execution of the Juniper Networks integrated operating plan; and other factors listed in Juniper Networks’ most recent report on Form 10-Q filed with the Securities and Exchange Commission and other reports Juniper Networks files with the Securities and Exchange Commission. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release, except as required by applicable law.

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